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Exhibit 10.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

ZUMIEZ HOLDINGS LLC

a Delaware Limited Liability Company

Dated as of November 4, 2002

i

2.27	"Drag-Along Sale"	5
2.28	"Drag-Along Sale Date"	5
2.29	"Drag-Along Sale Notice"	5
2.30	"Drag-Along Seller"	5
2.31	"Economic Interest"	5
2.32	"Eligible Member"	5
2.33	"GAAP"	5
2.34	"Gross Asset Value"	5
2.35	"Haakenson"	6
2.36	"Immediate Family"	6
2.37	"Incapacity"	6
2.38	"Indemnitee"	6
2.39	"Interest"	6
2.40	"Investment Agreement"	6
2.41	"IRR Amount"	6
2.42	"Liquidation Event"	6
2.43	"Liquidator"	6
2.44	"Manager"	6
2.45	"Member Nominee"	6
2.46	"Members"	6
2.47	"Members' Allotment"	7
2.48	"Membership Interest"	7
2.49	"Net Profits" or "Net Losses"	7
2.50	"Offer Notice"	7
2.51	"Offered Interest"	7
2.52	"Offeree"	7
2.53	"Offeror"	7
2.54	"Percentage Interest"	8
2.55	"Permitted Assignee"	8
2.56	"Person"	8
2.57	"Plan Assets"	8
2.58	"Plan Asset Regulation"	8
2.59	"Pledge Agreement"	8
2.60	"Preferred Return"	8
2.61	"Property"	8
2.62	"Regulations"	8
2.63	"Regulatory Allocations"	8

2.64	"Remaining Interest"	8
2.65	"Requisite Members"	8
2.66	"Reserves"	8
2.67	"Responsible Party"	8
2.68	"Safe Harbors"	8
2.69	"Securities Act"	8
2.70	"Shares"	8
2.71	"Stockholders' Agreement"	8
2.72	"Substitute Member"	8
2.73	"Tag-Along Notice"	9
2.74	"Tag-Along Notice Date"	9
2.75	"Tag-Along Sale"	9
2.76	"Tag-Along Sale Date"	9
2.77	"Tag-Along Sale Notice"	9
2.78	"Tag-Along Seller"	9
2.79	"Transfer"	9
2.80	"UBTI"	9
2.81	"Unpaid IRR Amount"	9
2.82	"Unpaid Preferred Return"	9
2.83	"Unrepaid Capital Contribution"	9
2.84	"Zumiez"	9
2.85	"Zumiez Entities"	9
ARTICLE 3 CAPITAL; CAPITAL ACCOUNTS; MEMBERS; REPRESENTATIONS		9
3.1	Initial Capital Contributions of Members	9
3.2	Capital Accounts	9
3.3	Additional Members	9
3.4	Member Capital	10
3.5	Additional Capital Contributions	10
3.6	Member Loans	10
3.7	Liability of Members	10
3.8	Member Representations, Warranties and Agreements	10
ARTICLE 4 DISTRIBUTIONS		12
4.1	Distributions	12
4.2	Special Distribution	12
4.3	Withholding	12
4.4	Distributions in Kind	13
4.5	Limitations on Distributions	13

ARTICLE 5 ALLOCATIONS OF NET PROFITS AND NET LOSSES		13
5.1	General Allocation of Net Profits and Losses	13
5.2	Regulatory Allocations	14
5.3	Tax Allocations	14
5.4	Other Provisions	15
ARTICLE 6 OPERATIONS		15
6.1	Management	15
6.2	Authority of the Managers; Limitations on Authority of the Managers	17
6.3	Compensation of the Managers; Reimbursement of Expenses	17
6.4	Records and Reports	17
6.5	Liability of the Managers	17
6.6	Devotion of Time	18
6.7	Information Rights	18
6.8	Indemnification of the Members and the Managers	18
6.9	Other Activities	19
6.10	Management Rights	19
6.11	UBTI	20
ARTICLE 7 INTERESTS AND TRANSFERS OF INTERESTS		20
7.1	Transfers	20
7.2	Right of First Refusal	20
7.3	Tag-Along Rights	21
7.4	Drag-Along Rights	23
7.5	Further Restrictions	24
7.6	Rights of Assignees	24
7.7	Admissions and Withdrawals	25
7.8	Forfeiture Upon Withdrawal	25
7.9	Admission of Assignees as Substitute Members	25
7.10	Withdrawal of Members	25
7.11	Conversion of Membership Interest	26
7.12	Compliance With IRS Safe Harbor	26
ARTICLE 8 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		26
8.1	Limitations	26
8.2	Exclusive Causes	26
8.3	Effect of Dissolution	26
8.4	No Capital Contribution Upon Dissolution	26
8.5	Liquidation	27

ARTICLE 9 MISCELLANEOUS		27
9.1	Appointment of Managers as Attorneys-in-Fact	27
9.2	Amendments	28
9.3	Accounting and Fiscal Year	28
9.4	Meetings	28
9.5	Entire Agreement	29
9.6	Further Assurances	29
9.7	Notices	29
9.8	Tax Matters	29
9.9	Dispute Resolution	29
9.10	Governing Law	31
9.11	Construction	31
912	Captions—Pronouns	31
9.13	Binding Effect	31
9.14	Severability	31
9.15	Confidentiality	31
9.16	UCC Article 8	31
9.17	Counterparts	31
Exhibit A		A-1
Exhibit B		B-1
Exhibit C		C-1

v

LIMITED LIABILITY COMPANY AGREEMENT
OF
ZUMIEZ HOLDINGS LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of Zumiez Holdings LLC, a Delaware limited liability company (the "Company"), is made and entered into as of the 4th day of November 2002, by and among the parties listed on the signature pages hereto (collectively, the "Members").

RECITALS

        WHEREAS, the Members have formed the Company as a limited liability company under the laws of the State of Delaware and desire to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute (the "Act").

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1
ORGANIZATIONAL MATTERS

        1.1    Formation.    Richard M. Brooks ("Brooks") previously formed the Company as a limited liability company under the Act for the purposes hereinafter set forth. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

        1.2    Name.    The name of the Company is Zumiez Holdings LLC. The Company may also conduct business at the same time under one or more fictitious names if a majority of the Managers (as hereinafter defined) determines that such is in the best interests of the Company and a majority of the Managers may change the name of the Company, from time to time, in accordance with applicable law; provided that, in each case, the Managers shall promptly give written notice of any change to the Members.

        1.3    Principal Place of Business; Other Places of Business.    The principal place of business of the Company is located at 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025, care of Brentwood Associates, or such other place within or outside the State of Delaware as a majority of the Managers may from time to time designate; provided that the Managers shall promptly give written notice of any change to the Members. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as a majority of the Managers deem advisable; provided that the Managers shall promptly give written notice of any change to the Members.

        1.4    Business Purpose.    The principal purpose of the Company is to make investments, directly or indirectly through its wholly owned subsidiaries, in Zumiez Inc., a Delaware corporation ("Zumiez"), and its subsidiaries, if any, including their respective successors (the "Zumiez Entities"), and to manage the business of the Zumiez Entities, either directly or indirectly through its wholly owned subsidiaries. The Company may also engage in any and all other ancillary or similar business, purpose or activity deemed necessary or appropriate by a majority of the Managers and in which a limited liability company may be engaged under applicable law, including, without limitation, the Act.

        1.5    Certificate of Formation; Filings.    Prior to the effective date of this Agreement, Richard M. Brooks caused to be executed and filed a certificate of formation as described in Section 18-201 of the Act (the "Certificate") in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Managers may cause to be executed and filed any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings as a majority of the Managers shall deem necessary or advisable.

        1.6    Designated Agent for Service of Process.    The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.

        1.7    Term.    The Company commenced on the date that the Certificate was filed with the Office of the Delaware Secretary of State, and shall continue until terminated pursuant to this Agreement.

ARTICLE 2
DEFINITIONS

        Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

        2.1    "Act" is defined in the Preamble.

        2.2    "Additional Interest" is defined in Paragraph 7.3.3.

        2.3    "Additional Members" means those Persons admitted to the Company pursuant to Paragraph 3.3 of this Agreement.

        2.4    "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          2.4.1    Add to such Capital Account the following items:

              (a)   The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member's Interest; and

              (b)   The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          2.4.2    Subtract from such Capital Account such Member's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          2.4.3    The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        2.5    "Affiliate" means, with reference to a specified Person: (a) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, (b) any Person that is an executive officer, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an executive officer, general partner, managing member or trustee, or serves in a similar capacity, or (c) any member of the Immediate Family of the specified Person.

        2.6    "Agreement" is defined in the Preamble.

        2.7    "Assignee" means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its interest in the Company, and (b) which has not been admitted to the Company as a Substitute Member pursuant to Paragraph 7.9 of this Agreement.

        2.8    "Bankruptcy" means the occurrence of any event described in Section 18-304 of the Act.

        2.9    "Brentwood" means Brentwood-Zumiez Investors, LLC.

        2.10    "Brentwood Manager" is defined in Paragraph 6.1.4.

        2.11    "Brentwood Nominee" is defined in Paragraph 6.9.1.

        2.12    "Brooks" means Richard M. Brooks.

        2.13    "Brooks Manager" is defined in Paragraph 6.1.4.

        2.14    "Brooks Nominee" is defined in Paragraph 6.9.1.

        2.15    "Campion" means Thomas D. Campion.

        2.16    "Campion Manager" is defined in Paragraph 6.1.4.

        2.17    "Campion Nominee" is defined in Paragraph 6.9.1.

        2.18    "Capital Account" means the Capital Account maintained for each Member on the Company's books and records in accordance with the following provisions:

          2.18.1    To each Member's Capital Account there shall be added (a) such Member's Capital Contributions, (b) such Member's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

          2.18.2    From each Member's Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (b) such Member's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

          2.18.3    In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

          2.18.4    In determining the amount of any liability for purposes of Paragraphs 2.18.1 and 2.18.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          2.18.5    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that a majority of the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 8 hereof upon the dissolution of the Company. The Managers shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

        2.19    "Capital Contributions" means, with respect to any Member, the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

        2.20    "Cash Available for Distribution" means, with respect to any fiscal year, all Company cash receipts, after deducting payments for operating expenses, payments required to be made in connection with any loan to the Company or any other loan secured by a lien on any Company assets, capital expenditures and any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

        2.21    "Certificate" means the Certificate of Formation of the Company filed under the Act in the Office of the Delaware Secretary of State for the purpose of forming the Company as a Delaware limited liability company, and any duly authorized, executed and filed amendments or restatements thereof.

        2.22    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.23    "Company" is defined in the Preamble.

        2.24    "Contribution Agreement" means the Contribution Agreement, dated as of October 18, 2002, by and among Zumiez, the Company and each of the Members.

        2.25    "Control" means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        2.26    "Depreciation" means, for each fiscal year or other period, an amount equal to the Federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for such period is zero, Depreciation shall be determined with reference to such. beginning Gross Asset Value using any reasonable method selected by the Managers.

        2.27    "Drag-Along Sale" is defined in Paragraph 7.4.1.

        2.28    "Drag-Along Sale Date" is defined in Paragraph 7.4.2.

        2.29    "Drag-Along Sale Notice" is defined in Paragraph 7.4.2.

        2.30    "Drag-Along Seller" is defined in Paragraph 7.4.1.

        2.31    "Economic Interest" means a Person's right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

        2.32    "Eligible Member" means, with respect to Brentwood, Campion or Brooks, as applicable, that such Member, together with its Affiliates, continues to directly or indirectly Control at least 50% of the Percentage Interest owned by such Member as of the date of this Agreement, provided, however, that only for purposes of determining whether such Member is an Eligible Member, such Member's Percentage Interest shall be appropriately adjusted to not take into account any decrease in a Member's Percentage Interest resulting from the admission of Additional Members pursuant to Paragraph 3.3. Certain of the rights in this Agreement are dependent on a Member being an Eligible Member. The rights of a transferee of an Eligible Member to these particular rights are governed by Paragraph 7.9.3.

        2.33    "GAAP" means generally accepted United States accounting principles as in effect from time to time.

        2.34    "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

          2.34.1    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by a majority of the Managers and the contributing Member.

          2.34.2    The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by a majority of the Managers using such reasonable method of valuation as it may adopt, as of the following times:

              (a)   the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if a majority of the Managers reasonably determine that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

              (b)   the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

              (c)   on any date the IRR Amount is required to be determined; and

              (d)   at such other times as a majority of the Managers shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

          2.34.3    The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by a majority of the Managers.

          2.34.4    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph 2.34.4 to the extent that a majority of the Managers reasonably determine that an adjustment pursuant to Paragraph 2.34.2 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph 2.34.4.

          2.34.5    If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to Paragraph 2.34.1, Paragraph 2.34.2 or Paragraph 2.34.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

        2.35    "Haakenson" means John G. Haakenson.

        2.36.    "Immediate Family" means, and is limited to, an individual Member's current spouse, parents, parents-in-law, grandparents, children, siblings, and grandchildren, or a trust, estate or other estate-planning vehicle, all of the beneficiaries of which consist of such Member or members of such Member's Immediate Family.

        2.37    "Incapacity" means the entry of an order of incompetence or of insanity, or the death, dissolution, Bankruptcy or termination (other than by merger or consolidation) of any Person.

        2.38    "Indemnitee" is defined in Paragraph 6.8.1.

        2.39    "Interest" means a Member's Membership Interest or Economic Interest.

        2.40    "Investment Agreement" means the Investment Agreement, dated as of November 4, 2002, by and between Brentwood and Zumiez.

        2.41    "IRR Amount" means the amount of cash and/or the Gross Asset Value of Property that if distributed to Brentwood on the date in respect of which the IRR Amount is being determined and after taking into account the amount of the Preferred Return distributed to Brentwood under Article 4 and Article 8, would be sufficient to provide Brentwood with a cumulative 25% annual rate of return, compounded annually, on all Capital Contributions. For purposes of calculating the IRR Amount, all Capital Contributions shall be deemed made as of the date such Capital Contributions are actually made to the Company and, no Capital Contributions shall be deemed to have been made prior to the date hereof.

        2.42    "Liquidation Event" means (i) any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company, including, but not limited to, a sale of the Shares of Zumiez in accordance with the terms. of Section V of the Stockholders' Agreement, and (ii) the consummation of an initial public offering of Zumiez in accordance with Section XIII of the Stockholders' Agreement.

        2.43    "Liquidator" is defined in Paragraph 8.5.1.

        2.44    "Manager" means a Person elected or appointed to the Board of Managers in accordance with Paragraph 6.1.4.

        2.45    "Member Nominee" is defined in Paragraph 6.9.1.

        2.46    "Members" means the Persons owning Membership Interests, as reflected in the books and records of the Company, as amended from time to time, any Substitute Members and any Additional Members, with each Member being referred to, individually, as a "Member."

        2.47    "Members' Allotment" is defined in Paragraph 7.3.

        2.48    "Membership Interest" means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member's Economic Interest, any and all rights to vote and otherwise participate in the Company's affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

        2.49    "Net Profits" or "Net Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

          2.49.1    Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Paragraph 2.49 shall be added to such taxable income or loss;

          2.49.2    Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Paragraph 2.49, shall be subtracted from such taxable income or loss;

          2.49.3    Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

          2.49.4    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

          2.49.5    To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

          2.49.6    If the Gross Asset Value of any Company Asset is adjusted in accordance with Paragraph 2.34.2 or Paragraph 2.34.3 of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

          2.49.7    Notwithstanding any other provision of this Paragraph 2.49, any items that are specially allocated pursuant to Paragraph 5.2 hereof shall not be taken into account in computing Net Profits or Net Losses.

        2.50    "Offer Notice" is defined in Paragraph 7.2.2.

        2.51    "Offered Interest" is defined in Paragraph 7.2.2.

        2.52    "Offeree" is defined in Paragraph 7.2.3.

        2.53    "Offeror" is, defined in Paragraph 7.2.1.

        2.54    "Percentage Interest" means, with respect to each Member, the percentage set forth opposite such Member's name on Exhibit "A" (which exhibit shall take into account the effects of the Special Distribution pursuant to Paragraph 4.2 hereof), attached hereto as it may be amended, modified or supplemented from time to time, to the extent necessary to reflect accurately transfers, redemptions, Capital Contributions, the issuance of additional Membership Interests, or similar events having an effect on a Member's Percentage Interest.

        2.55    "Permitted Assignee" is defined in Paragraph 7.2.3.

        2.56    "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

        2.57    "Plan Assets" shall have the meaning set forth in the Plan Asset Regulation.

        2.58    "Plan Asset Regulation" means 29 C.F.R. §2510.3-101.

        2.59    "Pledge Agreement" means the Indemnity Pledge Agreement, dated as of November 4, 2002, by and among the Company, Brentwood, Thomas D. Campion and Richard M. Brooks.

        2.60    "Preferred Return" means an amount equal to the sum of (i) the accrued interest on a Member's initial Capital Contribution and (ii) the accrued interest on any additional Capital Contribution by such member, in each case (a) taking into account any repayments of the Capital Contribution and (b) at an annual rate of 8%, compounded annually, from the date of such Capital Contribution until the repayment of such Capital Contribution, or portion thereof, as the case may be.

        2.61    "Property" means all property and assets of the Company (whether such assets are real or personal, or are owned, leased or otherwise possessed or held), including cash, and any improvements thereto, and shall include both tangible and intangible property.

        2.62    "Regulations" means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

        2.63    "Regulatory Allocations" is defined in Paragraph 5.2.4.

        2.64    "Remaining Interest" is defined in Paragraph 7.2.3.

        2.65    "Requisite Members" means Members holding an aggregate Percentage Interest of at least 66 2/3%.

        2.66    "Reserves" means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by a majority of the Managers for costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

        2.67    "Responsible Party" is defined in Paragraph 6.7.6.

        2.68    "Safe Harbors" is defined in Paragraph 7.12.

        2.69    "Securities Act" is defined in Paragraph 3.8.3.

        2.70    "Shares" means all of the capital stock of Zumiez owned by the Company.

        2.71    "Stockholders' Agreement" means the Amended and Restated Stockholders' Agreement, dated as of November 4, 2002, by and among Zumiez and the stockholders listed on the signature pages thereto.

        2.72    "Substitute Member" means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its interest in the Company, and (b) which has been admitted to the Company as a Substitute Member pursuant to Paragraph 7.9 of this Agreement.

        2.73    "Tag-Along Notice" is defined in Paragraph 7.3.3.

        2.74    "Tag-Along Notice Date" is defined in Paragraph 7.3.3.

        2.75    "Tag-Along Sale" is defined in Paragraph 7.3.1.

        2.76    "Tag-Along Sale Date" is defined in Paragraph 7.3.3.

        2.77    "Tag-Along Sale Notice" is defined in Paragraph 7.3.3.

        2.78    "Tag-Along Seller" is defined in Paragraph 7.3.1.

        2.79    "Transfer" means, with respect to any interest in the Company, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing. The terms "Transferred" and "Transferring" shall have correlative meanings.

        2.80    "UBTI" means unrelated business taxable income, as defined under Section 512 of the Code.

        2.81    "Unpaid IRR Amount" means the IRR Amount less any prior payments made in respect of the IRR Amount pursuant to Paragraph 4.1.2(c) or Paragraph 8.5.1(b).

        2.82    "Unpaid Preferred Return" means the Preferred Return of a Member less any prior payments of the Preferred Return received by such Member pursuant to Paragraph 4.1.2(a) and (b) or Paragraph 8.5.1(b).

        2.83    "Unrepaid Capital Contribution" means the Capital Contribution of a Member less any repayment of such Member's Capital Contribution to such Member. For the avoidance of doubt, the amounts of cash distributed to Members pursuant to Paragraph 4.2 constitute repayment of such Members' Capital Contributions.

        2.84    "Zumiez" is defined in Paragraph 1.4.

        2.85    "Zumiez Entities" is defined in Paragraph 1.4.

ARTICLE 3
CAPITAL; CAPITAL ACCOUNTS; MEMBERS; REPRESENTATIONS

        3.1    Initial Capital Contributions of Members.    The names addresses, initial Capital Contributions and Percentage Interests of the Members are set forth on Exhibit "A" attached hereto and incorporated herein. All Members acknowledge and agree that the Capital Contributions set forth in Exhibit "A" represent the amount of money and the Gross Asset Value of all property (other than money) initially contributed by the Members.

        3.2    Capital Accounts.    A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

        3.3    Additional Members

          3.3.1    Following formation of the Company and subject to the provisions of Paragraph 3.3.2, the Managers are hereby authorized to cause the Company to issue interests in the Company, and to admit one or more recipients of such interests as additional Members ("Additional Members") from time to time, on such terms and conditions and for such Capital Contributions, if any, as a majority of the Managers may determine. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement.

          3.3.2    Preemptive Rights.

          (a)   If the Company proposes to issue additional interests in the Company, each Eligible Member shall have the right to subscribe, on a pro rata basis in accordance with its Percentage Interest, to its proportionate share of such issuance.

          (b)   If the Company proposes to issue any additional interests in the Company, it shall give each Eligible Member written notice of its intention, and the terms and conditions upon which the Company proposes to issue the same. Each Eligible Member shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the additional interests being issued upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of interests to be purchased. If the Eligible Member fails to exercise in full the rights of first refusal, then the Company shall have ninety (90) days thereafter to sell the interests in respect of which the Eligible Member's rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasing Eligible Members and the other purchasing parties than specified in the Company's notice to the Eligible Members (e.g., the price for such interests proposed to be offered for sale to purchasing Eligible Members and others shall be no more favorable (e.g., less) than the price specified in the Company's notice to the Eligible Members). If the Company has not sold such interests within ninety (90) days of the notice provided in this Paragraph 3.3.2, the Company shall not thereafter issue or sell such interests, without first offering such interests to the Eligible Members in the manner provided above.

        3.4    Member Capital.    Except as otherwise provided in this Agreement or with the prior written consent of a majority of the Managers: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, and (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions.

        3.5    Additional Capital Contributions.    No Member is obligated to make any additional Capital Contributions to the Company.

        3.6    Member Loans.    No Member shall be required or permitted (except with the consent of a majority of the Managers) to make any loans or otherwise lend any funds to, act as a surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other credit, guarantee, financing or refinancing arrangements, with, the Company. No loans made by any Member to the Company shall have any effect on such Member's Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

        3.7    Liability of Members.    Except as otherwise required by any non-waiveable provision of the Act or other applicable law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no. Member shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Act.

        3.8    Member Representations, Warranties and Agreements.    Each Member hereby represents and warrants to, and agrees with, the Company as set forth below:

          3.8.1    The Member has full power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement is a valid and binding obligation of the Member, enforceable in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Member is not subject to any agreement not to compete or other restriction on its ability to acquire the Membership Interests being obtained pursuant to this Agreement, and the Member will not enter into any such agreement or restriction.

          3.8.2    The Member has received and reviewed this Agreement and all attachments hereto, and such business, financial and other information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the Company, including, but not limited to, information with respect to the Zumiez Entities. The Member acknowledges that on the date of this Agreement the Company has no assets or liabilities other than the cash contributions and stock contributions to be made by the Members as set forth on Exhibit A hereto.

          3.8.3    The Member is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The Member is acquiring the Membership Interests hereunder with its own funds or property for investment, for its own account, and not as a nominee or agent for any other person, firm or corporation, and not with a view to the sale or distribution of all or any part thereof, and it has no present intention of selling, granting a participation in, or otherwise distributing any of the Membership Interests. Except as provided herein, the Member does not have any contract, undertaking, agreement or arrangement with any person, firm or corporation to sell, transfer or grant a participation to such person, firm or corporation with respect to any of the Membership Interests.

          3.8.4    The Member understands and agrees that (i) the Membership Interests will not be registered under the Securities Act, in part based upon an exemption from registration predicated on the accuracy and completeness of its representations and warranties appearing herein; (ii) it will not be permitted to sell, transfer or assign any of the Membership Interests, unless, subject to the other provisions of this Agreement, an exemption from the registration and prospectus delivery requirements of the Securities Act is available and any sale, transfer or assignment of the Membership Interests will be subject to restrictions as provided in this Agreement; and (iii) there is no assurance that such an exemption from registration will ever be available or that the Membership Interests will ever be able to be sold.

          3.8.5    The Member agrees that in no event will it Transfer any Membership Interests unless and until (subject to the provisions of Paragraph 7.1) (i) it shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) it shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and content to the Company to the effect that (A) such disposition will not require registration of such Membership Interests under the Securities Act or applicable state securities laws, or (B) that appropriate action necessary for compliance with the-Securities Act and applicable state-securities laws has been taken, or (iii) the Company shall have waived, expressly and in writing, the provisions of clauses (i) and (ii) of this subsection.

          3.8.6    The Member has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Company and of making an informed investment decision with respect thereto, and has the ability to bear the economic risks of its investment for an indefinite period of time and can afford to suffer the complete loss of its investment in the Company. The Member has sought and relied on the professional advice of its legal counsel and tax advisor and understands that the Company has not rendered any legal or tax advice to such Member.

          3.8.7    Each Member acknowledges that, pursuant to the Investment Agreement, a copy of which each Member has reviewed, Brentwood is obligated, subject to certain terms and conditions,

  to purchase from Zumiez up to an aggregate of $10.0 million of convertible preferred stock of Zumiez.

          3.8.8    Each Member acknowledges that, pursuant to the Corporate Development and Administrative Services Agreement, dated November 4, 2002, between Zumiez and Brentwood Private Equity III, LLC, a copy of which each Member has reviewed, Zumiez is obligated to pay certain management and transaction fees to Brentwood Private Equity III, LLC, an affiliate of Brentwood.

          3.8.9    Each Member acknowledges that Brooks and Zumiez have entered into an employment agreement, a copy of which each Member has reviewed.

ARTICLE 4
DISTRIBUTIONS

        4.1    Distributions.

          4.1.1    Except as otherwise provided in Paragraph 4.2 or in Article 8, distributions of Property or Cash Available for Distribution shall be made only at such times as may be determined in the sole discretion of a majority of the Managers.

          4.1.2    Except as provided in Paragraph 4.2, all distributions of Property or Cash Available for Distribution shall be distributed to the Members in the manner and order of priority set forth below:

            (a)   First, to Brentwood in an amount equal to Brentwood's Unrepaid Capital Contribution plus the Unpaid Preferred Return;

            (b)   Second, to the other Members (other than Brentwood), pro rata, in an amount equal to the other Member's Unrepaid Capital Contribution plus the Unpaid Preferred Return;

            (c)   Third, to the Members, pro rata in accordance with their respective Percentage Interests, until Brentwood receives an amount equal to the Unpaid IRR Amount;

            (d)   Fourth, to the Members, pro rata, in accordance with. their respective Percentage Interests (except that 50% of the amount otherwise distributable to Brentwood shall be distributed to Campion, Brooks and Haakenson pro rata, in accordance with such Members' respective Percentage Interests set forth on Exhibit B hereto), until such Members receive the respective dollar amounts set forth opposite such Member's name on Exhibit B hereto less the aggregate amount of any cash or Property previously received by such Members pursuant to this Paragraph 4.1.2(d); and finally

            (e)   Fifth, to the Members, pro rata, in accordance with their respective Percentage Interests.

        4.2.    Special Distribution.    On the date hereof, the Company shall distribute in cash to Campion and Haakenson, the amounts set forth on Exhibit "C" hereto. For the avoidance of doubt, the parties hereto shall treat, for United States federal income tax purposes, such distribution as a "purchase" by Brentwood and a "sale" by Campion and Haakenson, of the shares of common stock of Zumiez, as set forth on Exhibit C hereto.

        4.3    Withholding.    The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of Federal, state, local or foreign taxes that Brentwood (after advice from the independent certified public accountant that prepares the Company's tax returns) determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Paragraph 4.3 shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made unless: (i) the Company withholds such payment from a distribution which would otherwise be made to the Member or (ii) a majority of the Managers determine, in their sole and absolute discretion, that such payment may be satisfied out of Cash Available For Distribution which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to this Paragraph 4.3 shall be treated as having been distributed to such Member. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Paragraph 4.3 when due, the remaining Members may, in their respective sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at eight percent (8%) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. A Member's obligations hereunder shall survive the dissolution, liquidation, or winding up of the Company. Each Member hereby submits to the jurisdiction of any state or Federal court sitting in the state of Delaware in any action arising out of or relating to this Agreement or the transactions contemplated herein.

        4.4    Distributions in Kind.    No right is given to any Member to demand or receive property other than cash as provided in this Agreement. A majority of the Managers may determine, in their sole and absolute discretion, to make a distribution in kind of Company assets to the Members, and such Company assets shall be distributed in such a fashion as to ensure that the Gross Asset Value thereof is distributed in accordance with Articles 4 and 8 hereof. If the Managers plan to make a distribution of securities, the Managers shall provide at least five business days prior written notice to the Members of such proposed distribution of securities, which notice shall contain the proposed distribution date, a description of the securities proposed to be distributed (including any voting rights), the quantity of securities proposed to be distributed and the equity capitalization of the company whose securities are proposed to be distributed.

        4.5    Limitations on Distributions.    Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managers, on behalf of the Company, shall knowingly make a distribution to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company (as applicable) in violation of Section 18-607 of the Act.

ARTICLE 5
ALLOCATIONS OF NET PROFITS AND NET LOSSES

        5.1    General Allocation of Net Profits and Losses.

          5.1.1    Net Profits and Net Losses shall be determined and allocated (i) with respect to each fiscal year of the Company as of the end of such fiscal year and (ii) among the Members in a manner such that the Capital Account of each member immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such member during such fiscal year pursuant to Article 8 if (a) the Company were dissolved and its affairs wound up and its remaining assets were sold for cash in an amount equal to their fair market value (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability), and (c) the net assets of the Company were distributed in accordance with Article 4 to the Members immediately after making such allocation. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

        5.2    Regulatory Allocations.    Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

          5.2.1    If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Paragraph 5.2.1 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

          5.2.2    If the allocation of Net Loss to a Member as provided in Paragraph 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Paragraph 5.2.2.

          5.2.3    To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

          5.2.4    The allocations set forth in Paragraphs 5.2.1, 5.2.2 and 5.2.3 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Paragraph 5.1.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

        5.3    Tax Allocations.

          5.3.1    Except as provided in Paragraph 5.3.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 5.

          5.3.2    Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by a majority of the Managers, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). If the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph 2.32, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by a majority of the Managers. Allocations pursuant to this Paragraph 5.3.2 are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

        5.4    Other Provisions.

          5.4.1    For any fiscal year during which any part of a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by a majority of the Managers.

          5.4.2    In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Managers are hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

          5.4.3    For purposes of determining a Member's proportional share of the Company's "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3), each Member's interest in Net Profits shall be such Member's Percentage Interest.

          5.4.4    To the extent that any Member individually receives remuneration that results directly or indirectly from Company activity or participation, such amounts shall be remitted to the Company. Such amount is to be allocated in accordance with the provisions of this Article 5.

          5.4.5    The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for Federal, state and local income tax purposes.

ARTICLE 6
OPERATIONS

        6.1    Management.

          6.1.1    Subject to the provisions of this Agreement relating to actions required to be approved by the Members, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Managers.

          6.1.2    None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board of Managers shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto; provided however, any Manager, acting alone, (a) is authorized to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into one of the Company's bank accounts and (b) may act pursuant to Paragraph 6.10.6. Subject to Paragraph 6.2.2, a majority of the Managers acting together shall have authority to sign any contracts, checks, drafts or other instruments obligating the Company. A majority of the Managers, acting together, may delegate to any Manager their authority to sign on behalf of the Company.

          6.1.3    Meetings of the Board of Managers may be called by any Manager. All meetings shall be held upon two (2) days notice by mail or delivered personally or by electronic mail or facsimile. A notice shall specify the purpose of any meeting. Notice of a meeting need not be given to any Managers who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting. All such waivers, consents and approvals shall be filed with the Company records or made apart of the minutes of the meeting. A majority of the Managers present may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Managers who are present at the time of the adjournment. Meetings of the Managers may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Managers. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. Except to the extent that this Agreement requires the approval of all Managers, every act or decision done or made by a majority of the Managers is the act of the Managers. Any action required or permitted to be taken by the Managers may be taken by the Managers without a meeting, if a majority of the Managers consent in writing to such action, unless the action requires the unanimous vote of the Managers, in which case all Managers must consent in writing. Such action by written consent shall have the same force and effect as a majority vote or unanimous vote, as applicable of such Managers. The provisions of this Paragraph 6.1.3 govern meetings of the Managers if the Managers elect, in their discretion, to hold meetings. However, nothing in this Paragraph 6.1.3 or in this Agreement is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

          6.1.4    The Board of Managers shall initially consist of four (4) Managers, two of whom shall be elected by Brentwood (the "Brentwood Manager"), one of whom shall be elected by Brooks (the "Brooks Manager"), and one of whom shall be elected by Campion (the "Campion Manager"); provided, however, neither Brentwood nor Messrs. Brooks or Campion shall be entitled to elect a Manager if such Member is not an Eligible Member. The Board of Managers shall be composed of all the Managers. A Manager need not be a Member. The initial Brentwood Managers shall be Messrs. Tom Davin and William Barnum. The initial Brooks Manager shall be Brooks, and the initial Campion Manager shall be Campion. The Members agree to vote their Membership Interests as necessary from time to time to give effect to the foregoing provisions for appointment of Managers.

          6.1.5    Any Manager may resign at any time by giving written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

          6.1.6    Any Manager may be removed at any time, with or without cause, by the written consent of the Member that elected such Manager.

          6.1.7    Upon the death, resignation or removal of a Manager, only the Eligible Member who elected such Manager may appoint the successor Manager; provided, however, that, if both (a) the Member entitled to elect the vacated Manager is Incapacitated and (b) such Incapacity does not result in a Transfer pursuant to Paragraph 7.1.2, then the resulting vacancy on the Board of Managers shall be filled by a Person elected by the Requisite Members.

        6.2    Authority of the Managers; Limitations on Authority of the Managers.

          6.2.1    Without limiting the generality of Paragraph 6.1, but subject to Paragraph 6.2.2 and to the express limitations set forth elsewhere in this Agreement, the Managers shall have all necessary powers to manage and carry out the purposes, business, property and affairs of the Company.

          6.2.2    Notwithstanding any contrary provision of this Agreement, the Managers shall not take (or agree to take) any action regarding the following matters without the written consent of all Members:

            (a)   any act in contravention of the Agreement; or

            (b)   any act that would subject any Member to personal liability for the debts, liabilities or obligations of the Company.

        6.3    Compensation of the Managers; Reimbursement of Expenses.

          6.3.1    The Managers shall not receive any fees or other compensation for their services in administering the Company.

          6.3.2    Each Manager shall be entitled to reimbursement on a monthly basis from the Company for all reasonable out-of-pocket costs and expenses incurred by it for or on behalf of the Company upon providing the Company with reasonable documentation for such costs and expenses. Pursuant to an expense agreement between the Company and Zumiez, dated as of the date hereof, Zumiez shall be required to advance and/or reimburse the Company for costs and expenses incurred by the Company.

          6.3.3    Immediately following the execution of this Agreement by the Members and the initial Capital Contributions, the Company will pay an investment banking fee of $1,095,000 to Brentwood Private Equity III, LLC, an affiliate of Brentwood.

        6.4    Records and Reports.

          6.4.1    The Managers shall cause to be kept, at the principal place of business of the Company, or at such other location as the Managers shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the affairs of the Company for at least the current and past four fiscal years.

          6.4.2    The Managers shall cause to be sent to each Member, within ninety (90) days following the end of each fiscal year of the Company, a report that shall include all necessary information required by the Members for preparation of their Federal, state and local income or franchise tax or information returns, including each Member's pro rata share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year.

          6.4.3    Upon reasonable written request by any Member related to such Member's Membership Interest, the Managers shall cause to be sent to such Member a copy of the Company's Federal, state and local income tax or information returns for any fiscal year for which such returns are still required to be made available to Members pursuant to applicable law.

          6.4.4    Members (personally or through an authorized representative) may, for purposes reasonably related to their Membership Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours.

        6.5    Liability of the Managers.    Each Manager shall carry out its duties in good faith, in a manner that the Manager believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Each Manager shall devote such time to the business of the Company as the Manager, in its discretion, deems necessary for the efficient carrying on of the Company's business. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company except for actions taken in bad faith or for gross negligence or willful misconduct.

        6.6    Devotion of Time.    The Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote whatever time, effort and skill as they deem appropriate for the operation of the Company.

        6.7    Information Rights.    The reports and documents furnished to the Company pursuant to Section 8.3 of the Contribution Agreement shall be provided solely to the Managers and the Members; provided however, such reports and documents shall only be provided to those Managers that have entered into a confidentiality agreement with the Company on terms substantially similar to Paragraph 9.15 of this Agreement. Each Member acknowledges that it is bound by the confidentiality provisions set forth in Paragraph 9.15 of this Agreement.

        6.8    Indemnification of the Members and the Managers.

          6.8.1    The Company shall indemnify and hold harmless each Member and each Manager, and each of their Affiliates, and all officers, directors, employees, and agents of any of the foregoing (individually, an "Indemnitee") to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company, if the Indemnitee's conduct did not constitute gross negligence, bad faith, willful misconduct or material breach of this Agreement. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

          6.8.2    Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Paragraph 6.8 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Paragraph 6.8.

          6.8.3    Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company, as an expense of the Company. No Member shall be subject to personal liability by reason of these indemnification provisions.

          6.8.4    The provisions of this Paragraph 6.8 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

          6.8.5    To the extent that the Managers, or any Affiliate, or any officer, director, employee or agent of any of the foregoing (each, a "Responsible Party") has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any Member or other Person bound by the terms of this Agreement, such Responsible Parties acting in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law.

        6.9    Other Activities.    Any Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any other Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

        6.10    Management Rights.

          6.10.1    The Company shall take appropriate actions to cause the following persons to be nominated and elected to the Board of Directors of Zumiez (each a "Member Nominee"), including, but not limited to, voting all of the Shares owned by the Company in favor of the Member Nominees at all regular and special meetings of the stockholders of Zumiez called or held for the purpose of filling positions on the Board of Directors of Zumiez, or in each written consent executed in lieu of such a meeting of stockholders:

            (a)   two (2) persons designated by Brentwood (each a "Brentwood Nominee"); provided, however, that the Company shall not be required to designate the Brentwood Nominees at any time after Brentwood is no longer an Eligible Member;

            (b)   one (1) person designated by Campion (the "Campion Nominee"); provided, however, that the Company shall not be required to designate the Campion Nominee at any time after Campion is no longer an Eligible Member; and

            (c)   one (1) person designated by Brooks (the "Brooks Nominee"); provided, however, that the Company shall not be required to designate the Brooks Nominee at any time after Brooks is no longer an Eligible Member.

          6.10.2    In the event that the Company is no longer obligated to designate a Member Nominee pursuant to Paragraph 6.10.1, the Company shall vote all of its Shares and take all actions otherwise necessary to ensure the election of the person designated by a majority of the Board of Directors of Zumiez then in office.

          6.10.3    If any Member Nominee ceases to serve as a director of Zumiez for any reason during his or her term, a Member Nominee for the vacancy resulting therefrom will be designated by the Member(s) who designated the vacated director; provided, however, if the Company is no longer obligated to designate any particular Member Nominee, the resulting vacancy will be filled by a person appointed by a majority of the Board of Directors of Zumiez.

          6.10.4    The Company (in its capacity as principal stockholder of Zumiez) shall use its reasonable best efforts to call, or cause the appropriate officers or directors of Zumiez to call, a special meeting of stockholders of Zumiez and to vote all of the Shares owned by the Company for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) from the Board of Directors of Zumiez of (i) any Brentwood Nominee, if Brentwood requests such director's removal in writing for any reason, (ii) the Campion Nominee, if Campion requests such director's removal in writing for any reason, (iii) the Brooks Nominee, if Brooks requests such director's removal in writing for any reason, or (iv) any Member Nominee of any Person listed in Paragraph 6.10.1 that is no longer an Eligible Member.

          6.10.5    If (i) at any time on or prior to the fourth anniversary of the date hereof, Brentwood and Campion, or (ii) at any time after the fourth anniversary of the date hereof, either Brentwood or Campion, elect to cause the Company to exercise its rights under Sections V, XIII or XIV of the Stockholders' Agreement, the Managers shall take all actions necessary or appropriate to effect the transactions contemplated thereunder; provided, however, that neither Brentwood nor Campion shall any have rights under this Paragraph 6.10.5 at any time after Brentwood or Campion, as the case may be, is no longer an Eligible Member. No consent or approval of any other Member is required for Brentwood and/or Campion, as the case may be, to exercise the rights in this Paragraph 6.10.5.

          6.10.6    Each Manager, acting alone, shall have the right on behalf of the Company, to enforce any and all rights of the Company under the Contribution Agreement.

        6.11    UBTI.    The Company will use its commercially reasonable efforts not to incur UBTI.

ARTICLE 7
INTERESTS AND TRANSFERS OF INTERESTS

        7.1    Transfers.

          7.1.1    Any purported Transfer which is not in accordance with this Agreement shall be null and void.

          7.1.2    Paragraphs 7.2, 7.3 and 7.5.2 shall not apply to (a) a Transfer by a Member pursuant to Paragraph 7.4 or (b) a Transfer by a Member to (i) the Company or any subsidiary thereof, (ii) Brentwood as pledgee under the Pledge Agreement (including any Transfer contemplated therein), (iii) such Member's Immediate Family, (iv) any custodian or trustee for the account or benefit of such Member or such Member's Immediate Family, (iv) the shareholders, partners, or members of a Member which is an entity, (vi) a charitable organization that qualifies under Section 501(c)(3) of the Code, or (vii) a bank or other lending institution to secure loans extended by such bank or other lending institution for any purpose; provided, however, that each transferee pursuant to clause (iii), (iv), (v), (vi) or (vii) shall receive and hold such Interest subject to the provisions of this Agreement, and there shall be no further Transfer of such Interest except in accordance herewith; and, provided, further, that the transferor and the transferee pursuant to clause (iii), (iv), (v), (vi) or (vii) comply with Paragraph 7.9 of the Agreement.

        7.2    Right of First Refusal.

          7.2.1    Except for Transfers (i) pursuant to Paragraph 7.1.2, (ii) through the exercise of rights as a Member (other than the Tag-Along Seller) pursuant to Paragraph 7.3, or (iii) pursuant to Paragraph 7.4, if at any time any Member (an "Offeror") proposes to Transfer, directly or indirectly, all or any part of its Interest (or any beneficial interest therein), such Offeror shall first offer such Interest to the Company and the other Members as set forth below.

          7.2.2    The Offeror shall deliver a written notice (the "Offer Notice") to the Company stating (i) a bona fide intention to sell or transfer such Interest, (ii) the Interest (expressed as a percentage) proposed to be Transferred (the "Offered Interest"), (iii) the price for which such Offeror proposes to Transfer the Offered Interest (in the case of a Transfer not involving a sale such price shall be deemed to be the fair market value of the Offered Interest as determined pursuant to Paragraph 7.2.4) and the terms of payment of that price and other terms and conditions of sale, and (iv) the name and address of the proposed purchaser or transferee. An Offeror shall not effect, or attempt to effect, any sale or other transfer for value of the Interest other than for money or an obligation to pay money. The Offer Notice shall constitute an irrevocable commitment by the Offeror to sell the Offered Interest to the Company and the other Members at the same price, terms and conditions as set forth in the Offer Notice.

          7.2.3    For a period of thirty (30) days after receipt of the Offer Notice, the Company or its assignee or assignees (any such assignee hereinafter referred to as a "Permitted Assignee") shall have the right to purchase all of the Offered Interest upon giving notice within such thirty (30) day period of its intention to make such purchase to the Offeror. The price per share of the Offered

  Interest purchased by the Company pursuant to this Paragraph 7.2.3 shall be, in the case of a sale, the price per share as set forth in the Offer Notice and, in the case of a Transfer not involving a sale, the fair market value of such Interest determined pursuant to Paragraph 7.2.4 hereof, and the purchase shall be on the same terms and subject to the same conditions as those set forth in the Offer Notice. If the Company (including any Permitted Assignee or Permitted Assignees) elects not to purchase all the Offered Interest, then it shall give written notice thereof within the thirty (30) day period following receipt of the Offer Notice, and, for a period of twenty (20) days after receipt of the aforementioned notice from the Company, the other Members (each an "Offeree") shall have the right to purchase pro rata (pro rata on the basis of the total Percentage Interests owned by those Offerees that elect to purchase such Remaining Interest, as defined below) all of the Offered Interest not purchased by the Company (the "Remaining Interest") on the same price, terms and conditions as set forth in the Offer Notice; provided, however, that the price per share shall be, in the case of a Transfer not involving a sale, the fair market value of such Interest determined pursuant to Paragraph 7.2.4 hereof. If the Company is required but fails to give the notice referred to in the preceding sentence of this Paragraph 7.2.3, then the Company nevertheless shall be deemed to have given such notice upon the expiration of the thirty (30) day period referred to in such preceding sentence.

          7.2.4    In the case of a Transfer of an Interest not involving a sale, the fair market value of the Interest shall be determined in good faith by a majority of the Managers. This determination shall be final and binding upon all parties and persons claiming under or through them. Anything in this Paragraph 7.2 to the contrary notwithstanding, if the Offeror is not satisfied with the determination of fair market value, the Offeror may elect not to proceed with the proposed Transfer of Interest not involving a sale and retain such Interest subject to the provisions of this Agreement.

          7.2.5    If the Company, including any Permitted Assignee or Permitted Assignees, or the Offerees, as applicable, do not elect to purchase all of the Interest to which the Offer Notice refers as provided in Paragraph 7.2.2 hereof, then the Offeror shall have no obligation to sell any of the Offered Interest to the Company or the Offerees (unless the Offeror elects otherwise), and subject first to the Offeror's compliance with Paragraph 7.3, the Offeror may Transfer the Offered Interest (less any portion of the Offered Interest which it has elected to Transfer pursuant to the election permitted in the first parenthetical of this Paragraph 7.2.5) to any purchaser or transferee named in the Offer Notice on terms and conditions materially no more favorable to such proposed transferee than those terms and conditions specified in the Offer Notice (e.g., the price for such Interest proposed to be sold to the proposed transferee shall be no more favorable (e.g., less) than the price specified in the Offer Notice). If more than five (5) months transpires between the date of the Offer Notice and the closing of any Transfer to such proposed transferee, the Offeror must again comply with this Paragraph 7.2 prior to any Transfer to the proposed transferee.

          7.2.6    The closing of purchases of Offered Interest pursuant to Paragraph 7.2.3 shall take place on a date, time and place mutually agreed upon by the parties. At the closing, (i) the Offeror shall deliver an executed assignment of the Offered Interest, which assignment shall contain warranties of the Offeror that the Offered Interest is being transferred free and clear of all liens, claims, security and other encumbrances, and (ii) each purchasing Offeree shall deliver to the Offeror, by wire transfer of immediately available funds, the amount equal to the Offered Interest being acquired by such Offeree, in full payment of the purchase price of the Offered Interest purchased.

        7.3    Tag-Along Rights.

          7.3.1    After the application of Paragraph 7.2 and prior to a Transfer pursuant to Paragraph 7.2.5, if a Member (the "Tag-Along Seller") continues to propose to Transfer (a "Tag-Along Sale"), directly or indirectly, all or any part of its Interest (or any beneficial interest therein) to a third-party, then each other Member shall have the right, but not the obligation, to participate in such Tag-Along Sale (and to displace the Tag-Along Seller to the extent of such participation) by selling up to its pro rata interest of the Interest proposed to be Transferred. For purposes hereof, a Member's pro rata interest of the Interest proposed to be Transferred by the Tag-Along Seller shall be equal to the product of (i) the aggregate Interest (expressed as a percentage of the Company) proposed to be sold by the Tag-Along Seller in the Tag-Along Sale and (ii) such Member's Percentage Interest.

        Any such sale by any Member shall be on the same terms and conditions as the proposed Tag-Along Sale by the Tag-Along Seller; provided, however, that all selling Members shall share pro rata, based upon the Interest being sold by each (i) in any indemnity liabilities to the proposed purchaser in the Tag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the Interest being sold of any other seller in the Tag-Along Sale, which shall be the sole responsibility of such other seller), provided that no Member shall have liability in excess of the proceeds received by such Member in the Tag-Along Sale, and (ii) in any escrow for the purpose of satisfying any such indemnity liabilities.

          7.3.2    The foregoing notwithstanding, Paragraph 7.3.1 shall not apply to any transfer permitted in Paragraph 7.1.2.

          7.3.3    The Tag-Along Seller shall cause the Company to promptly provide each Member with written notice (the "Tag-Along Sale Notice") not more than sixty (60) nor less than thirty (30) days prior to the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). Each Tag-Along Sale Notice shall set forth: (i) the name and address of each proposed purchaser of Interest in the Tag-Along Sale; (ii) the total Interest (expressed as a percentage) proposed to be sold by the Tag-Along Seller; (iii) the proposed amount and form of consideration to be paid for such Interest and the terms and conditions of payment offered by each proposed purchaser; (iv) the aggregate Interest held of record as of the close of business on the date preceding the date of the Tag-Along Sale Notice (the "Tag-Along Notice Date") by the Member to whom the notice is sent; (v) the aggregate Interest held of record as of the Tag-Along Notice Date by the Tag-Along Seller; (vi) the maximum Interest (the "Member's Allotment") (as computed in accordance with Paragraph 7.3.1) that the Member to whom the notice is sent is entitled to include in the Tag-Along Sale assuming each Member elected to participate in the Tag-Along Sale and elected to sell all of the Interest owned by such Member; (vii) confirmation that the proposed purchaser has been informed of the "Tag-Along Rights" provided for herein and has agreed to purchase the Interest in accordance with the terms hereof; (viii) the Tag-Along Sale Date, and (ix) confirmation that, with respect to the Interest to be received by the proposed purchaser, the proposed purchaser agrees in writing to be bound by, and covenants that each subsequent purchaser of all such Interest shall be bound by, the provisions of this Agreement as if such purchaser were an original party to this Agreement.

        Each Member who wishes to participate in the Tag-Along Sale shall provide written notice (or oral notice confirmed in writing) (the "Tag-Along Notice") to the Tag-Along Seller no less than fifteen (15) days prior to the Tag-Along Sale Date. The Tag-Along Notice shall set forth the Interest, if any, that such Member desires to include in the Tag-Along Sale (which shall not exceed such Member's Allotment). The Tag-Along Notice shall also specify the aggregate additional Interest owned of record as of the date of the Tag-Along Notice by such Member, if any, which such Member desires also to include in the Tag-Along Sale ("Additional Interest") in the event there is an aggregate undersubscription for the entire Members' Allotment. In the event there is an aggregate undersubscription by the Members for the entire Members' Allotment, the Tag-Along Seller shall apportion the unsubscribed Interest to Members whose Tag-Along Notices specified an Additional Interest, which apportionment shall be on a pro rata basis among such Members in accordance with the Additional Interest specified by all such Members in their Tag-Along Notices.

        The Tag-Along Seller shall determine the aggregate Interest to be sold by each participating Member in any given Tag-Along Sale in accordance with the terms hereof, and the Tag-Along Notices given by the Members shall constitute their binding respective agreements to sell such Interest on the terms and conditions applicable to such sale (including the requirements of this Paragraph 7.3).

        If a Tag-Along Notice from a Member is not received by the Tag-Along Seller within the 15-day period specified above, then the Tag-Along Seller shall have the right to sell the Interest specified in the Tag-Along Sale Notice to the proposed purchaser without any participation by such Member, but only on the terms and conditions stated in such Tag-Along Sale Notice and only if such sale occurs on a date within five business days of the Tag-Along Sale Date.

          7.3.4    The provisions of this Paragraph 7.3 shall apply regardless of the form of consideration received in the Tag-Along Sale.

        7.4    Drag-Along Rights.

          7.4.1    If (i) Brentwood and Campion are Eligible Members and desire to sell all of their respective Interest at any time on or prior to the fourth anniversary of the date hereof, or (ii) Brentwood or Campion (each, a "Drag-Along Seller" and collectively, the "Drag-Along Sellers") is an Eligible Member and desires to sell all of its respective Interest at any time after the fourth anniversary of the date hereof, in each case, pursuant to a bona fide offer to purchase from a third-party (other than an Affiliate of such Drag-Along Seller(s)), subject to Paragraph 7.4.3 below, then each of the other Members shall sell all Interest held by it pursuant to such offer to purchase (the "Drag-Along Sale"). All holders of Interest in such Drag-Along Sale (i) shall be subject to the same terms and conditions of sale and shall otherwise be treated equally or, where appropriate, pro rata based upon the Percentage Interest held by each Member, and (ii) shall execute such documents and take such actions as may be reasonably required to consummate the Drag-Along Sale.

        Any such sale by any Member shall be on the same terms and conditions as the proposed Drag-Along Sale by the Drag-Along Seller(s); provided, however, that all selling Members shall share, based upon the number of Interest being sold by each, (i) in any indemnity liabilities to the purchaser in the Drag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the Interest being sold of any other seller in the Drag-Along Sale, which shall be the sole responsibility of such other seller) and (ii) in any escrow for the purpose of satisfying any such indemnity liabilities; provided that each Member's sharing obligation hereunder with respect to such indemnity or other liabilities shall be several and limited to the Interest being sold by such Member and the proceeds thereof, including, without limitation, the cash and non-cash consideration received by such Member with respect to such Interest. In no circumstance whatsoever hereunder shall any other recourse be had to such Member, whether by levy or execution, or under any law, or by the enforcement of any assessment or penalty or otherwise, it being understood that the sole recourse for enforcing such Member's obligation hereunder shall be to such Interest being sold thereby and the proceeds thereof.

          7.4.2    The Drag-Along Seller(s) shall cause the Company to promptly provide each Member-with written notice (the "Drag-Along Sale Notice") not more than sixty (60) nor less than thirty (30) days prior to the date of the Drag-Along Sale (the "Drag-Along Sale Date"). Each Drag-Along. Sale Notice shall set forth: (i) the name and address of each proposed purchaser of Interest in the Drag-Along Sale; (ii) the proposed amount and form of consideration to be paid for such Interest and the terms and conditions of payment offered by each proposed purchaser; (iii) confirmation that each proposed purchaser has been informed of the "Drag-Along Rights" provided for herein and has agreed to purchase Interest in accordance with the terms hereof; and (iv) the Drag-Along Sale Date.

          7.4.3    The provisions of this Paragraph 7.4 shall apply regardless of the form of consideration to be received in the Drag-Along Sale, and if any non-cash consideration is proposed in the Drag-Along Sale to the Drag-Along Seller(s), then each Member shall accept its pro rata share of such non-cash consideration for the Interest based upon its Percentage Interest.

        7.5    Further Restrictions.

          7.5.1    Notwithstanding any contrary provision in this Agreement, any Transfer that would otherwise be permitted by this Agreement shall be null and void if: (a) such Transfer would cause a termination of the Company for Federal or state, if applicable, income tax purposes (unless this clause (a) is waived by all of the Managers); (b) such Transfer requires the registration of such Transferred Interest pursuant to any applicable Federal or state securities laws; (c) such Transfer causes the Company to become a "Publicly Traded Partnership," as such term is defined in Sections 469(k)(2) or 7704(b) of the Code; (d) such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (e) such Transfer results in a violation of applicable laws to which the Company is subject or could have liability; (f) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest; (g) such Transfer would cause the assets of the Company to constitute Plan Assets, or (h) the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee's consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managers.

          7.5.2    Except as provided in Paragraph 7.1.2, at any time prior to the fourth anniversary of the date hereof, no Member may Transfer, directly or indirectly, all or any portion of its Interest without the prior written consent of a majority of the Managers, which consent may be withheld in their sole and absolute discretion.

          7.5.3    Any agreement (e.g., purchase and sale agreement) governing the Transfer of an Interest shall contain a provision stating that (a) such agreement shall be governed by Delaware law and (b) any dispute arising out of such Transfer shall be resolved in Delaware.

        7.6    Rights of Assignees.    Until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Paragraph 7.9: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, or similar item to which the Member which Transferred its Interest would be entitled, and (ii) such Assignee shall not be entitled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Interest, remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if he has transferred his entire Economic Interest in the Company to one or more Assignees until such time as each Assignee is admitted to the Company as a Member pursuant to Paragraph 7.9. In the event of any permitted Transfer as contemplated by this Paragraph 7.6, Exhibit A shall be amended to reflect the interests of this Assignee in and to the transferring Member's interest, as provided herein. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

        7.7    Admissions and Withdrawals.    No Person shall be admitted to the Company as a Member except in accordance with Paragraph 3.3 (in the case of Persons obtaining an interest in the Company directly from the Company) or Paragraph 7.9 (in the case of transferees of a permitted Transfer of an interest in the Company from another Person). No admission or withdrawal of a Member shall cause the dissolution of the Company. Any purported admission or withdrawal which is not in accordance with this Agreement shall be null and void.

        7.8    Forfeiture Upon Withdrawal.    If any Member withdraws from the Company (other than a withdrawal pursuant to Paragraph 7.10), such withdrawing Member shall forfeit its Membership Interest. If any Member attempts to withdraw from the Company (other than pursuant to Paragraph 7.10) without the consent of the Requisite Members, then, notwithstanding the last sentence of Paragraph 7.7, a majority of the Managers may, in their sole and absolute discretion, permit such withdrawal (without waiving, in any manner, any other rights available to it or the Company at law or in equity and in addition to, and not in lieu of, any other remedies to which it or the Company may be entitled); provided that such withdrawing Member shall not be entitled to receive any payment or any other benefits of or other compensation in connection with, its Membership Interest.

        7.9    Admission of Assignees as Substitute Members.

          7.9.1    An Assignee shall become a Substitute Member only if and when each of the following conditions are satisfied:

            (a)   the assignor of the Interest transferred sends written notice to the Managers requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Percentage Interest transferred, and the effective date of the Transfer;

            (b)   except for Transfers that comply with the provisions of Section 7, a majority of the Managers (or, if at any time no Managers exist, the Requisite Members) consent in writing to such admission, which consent may be given or withheld in the Managers' (or Members') sole and absolute discretion; and

            (c)   the Managers receive from the Assignee (i) such information concerning the Assignee's financial capacities and investment experience as may reasonably be requested by the Managers, and (ii) written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee's consent to be bound by this Agreement as a Substitute Member) that are in a form reasonably satisfactory to the Managers.

          7.9.2    Upon the admission of any Substitute Member, Exhibit A shall be amended to reflect the name, address, and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address, and Percentage Interest, of the predecessor of such Substitute Member.

          7.9.3    If an Eligible Member Transfers all of its Membership Interest, and the transferee is otherwise admitted as a Substitute Member pursuant to Paragraph 7.9, the transferee of such Membership Interest shall succeed to (and retain) (a) the preemptive rights in Paragraph 3.3.2, (b) the rights of appointment and removal of a Manager in Paragraph 6.1, (c) the management rights in Paragraph 6.10 and (d) the drag-along rights in Paragraph 7.4, in each case, if and only if, the transferee continues to Control at least 50% of the Interest that was owned by the transferor as of the date of this Agreement.

        7.10    Withdrawal of Members.    If a Member has transferred all of its Membership Interest to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement. In the event that a Member has a zero balance in its Capital Account and a zero Percentage Interest, such Member shall be deemed to have withdrawn from the Company and shall have no further rights as a Member; provided, however, such Member shall nonetheless retain its rights under Paragraph 4.1.2(d).

        7.11    Conversion of Membership Interest.    In the event of the Incapacity of a Member that does not result in a Transfer pursuant to Paragraph 7.1.2, such Incapacitated Member's Membership Interest shall automatically be converted to an Economic Interest only, and such Incapacitated Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with such Economic Interest, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to Paragraph 7.9.

        7.12    Compliance With IRS Safe Harbor.    The Managers shall monitor the transfers of interests in the Company to determine (i) if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the Code, and (ii) whether additional transfers of interests would result in the Company being unable to qualify for at least one of the "safe harbors" set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the Code) (the "Safe Harbors"). The Managers shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Company of transfers made on such markets and, except as otherwise provided herein, to ensure that at least one of the Safe Harbors is met.

ARTICLE 8
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

        8.1    Limitations.    The Company may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

        8.2    Exclusive Causes.    Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

          (a)   The election of the Requisite Members;

          (b)   The occurrence of a Liquidation Event; or

          (c)   Judicial dissolution.

Any dissolution of the Company other than as provided in this Paragraph 8.2 shall be a dissolution in contravention of this Agreement.

        8.3    Effect of Dissolution.    The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Paragraph 8.5 of this Agreement and its Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

        8.4    No Capital Contribution Upon Dissolution.    Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no deficit restoration obligation and have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

        8.5    Liquidation.

          8.5.1    Upon dissolution of the Company, a majority of the Managers shall designate one of the Managers to act as the "Liquidator" of the Company. The Liquidator shall take full account of the Company's debts, obligations, liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefore, to be applied and distributed, to the maximum extent permitted by law, in the following priority:

            (a)   First, to the payment of the obligations of the Company, to the expenses of liquidation, and to the setting up of any Reserves for contingencies which the Liquidator may consider necessary; then

            (b)   Second, to the Members in accordance with Article 4, after giving effect to any prior payments in accordance with such provision.

          8.5.2    Notwithstanding Paragraph 8.5.1 of this Agreement, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company's debts and obligations, or distribute the Company assets to the Members in kind.

ARTICLE 9
MISCELLANEOUS

        9.1    Appointment of Managers as Attorneys-in-Fact.

          9.1.1    Each Member, including each Additional Member and Substitute Member, by its execution of this Agreement, irrevocably constitutes and appoints each Manager as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

            (a)   Subject to Paragraph 9.2, all certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which a majority of the Managers deem appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managers, necessary or desirable to protect the limited liability of the Members.

            (b)   Subject to Paragraph 9.2, all amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which a majority of the Managers deem appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

            (c)   All conveyances of Company assets, and other instruments which the Liquidator reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

          9.1.2    The appointment by all Members of the Managers as attorneys-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the Managers to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Interest of such Person in the Company, and shall not be affected by the subsequent Incapacity of the Member; provided, however, that in the event of the assignment by a Member of all of its Interest in the Company, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substitute Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

        9.2    Amendments.

          9.2.1    Each Additional Member and Substitute Member shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement, a power of attorney to the Managers, and such other instruments, in such manner, as the Managers shall determine. By so signing, each Additional Member and Substitute Member, as the case may be, shall have, and shall be deemed to have, adopted and agreed to be bound by all of the provisions of this Agreement.

          9.2.2    Except as otherwise provided in this Agreement and except for amendments otherwise specifically authorized herein, any and all amendments to this Agreement may be made from time to time by the Managers and the Requisite Members; except that, without the consent of each Member to be adversely affected, this Agreement may not be amended so as to (a) modify the limited liability of a Member, (b) adversely affect the interest of a Member in Net Profits, Net Losses or Cash Available for Distribution (other than to reflect the admission and economic terms of an Additional Member or the economic interest of an Assignee) or (c) adversely affect the interest of a Member with respect to Paragraphs 3.3.2, 7.1.2, 7.2, 7.3 or 7.4.

          9.2.3    In addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the Managers, without the consent of any other Member: (a) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement; (b) to delete or add any provision of this Agreement required to be so deleted or added by any Federal or state official, which addition or deletion is deemed by such official to be for the benefit or protection of all of the Members; and (c) to take such actions as may be necessary (if any) to insure that the Company will be treated as a partnership for Federal income tax purposes.

          9.2.4    In making any amendments, there shall be prepared and filed by, or for, the Managers such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

        9.3    Accounting and Fiscal Year.

          9.3.1    The books of the Company shall be subject to Section 448 of the Code, on such method of accounting for tax purposes as may be determined by a majority of the Managers. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted under the Code as a majority of the Managers shall determine.

        9.4    Meetings.    At any time, and from time to time, the Managers may, but shall not be required to, call meetings of the Members. Written notice of any such meeting shall be given to all Members not less than two (2) nor more than forty-five (45) days prior to the date of such meeting. Each meeting of the Members shall be conducted by the Managers or any designee thereof. Each Member may authorize any other Person (whether or not such other Person is a Member) to act for it or on its behalf on all matters in which the Member is entitled to participate. Each proxy must be signed by the Member or such Member's attorney-in-fact. All other provisions governing, or otherwise relating to, the holding of meetings of the Members, shall from time to time be established in the sole discretion of the Managers.

        Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is signed by Members holding the Percentage Interests required by this Agreement for the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of approval by the Members holding the Percentage Interests required by this Agreement. Such consent shall thereafter be sent to each of the Managers. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

        9.5    Entire Agreement.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

        9.6    Further Assurances.    Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

        9.7    Notices.    Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Paragraph 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the most recent address set forth in the Company's books and records, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

        9.8    Tax Matters.

          9.8.1    Brentwood shall at all times be designated and shall operate as "Tax Matters Partner" (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company, including the making of any election for Federal income tax purposes.

          9.8.2    Income tax returns of the Company shall be prepared by such Person(s) as Brentwood shall retain at the expense of the Company. In the event of any dispute between the Internal Revenue Service and the Company, the Company will provide the Members with notice thereof and prior to any settlement of such dispute submit the proposed settlement terms to the Members for their consent, which will require the consent of a majority of the Managers and the Requisite Members.

        9.9    Dispute Resolution.

          9.9.1    Mutual Discussions.    If any dispute or difference of any kind whatsoever shall arise between the Members (each a "Disputing Member") in connection with, or arising out of, this Agreement, or the breach, termination or validity thereof (a "Dispute"), the Disputing Members shall attempt to settle such Dispute in the first instance by mutual discussions. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Disputing Members during such negotiations shall be admissible for any purpose in any subsequent proceedings. If any Dispute is not resolved within thirty (30) days of receipt by a Disputing Member of notice of a Dispute (or within such longer period as to which the Disputing Members have agreed in writing), then, on the request of any Disputing Member ("Mediation Request"), the Dispute shall be submitted to mediation in accordance with Paragraph 9.9.2.

          9.9.2    Mediation.    Any Dispute not resolved pursuant to Paragraph 9.9.1 shall be referred to mediation in accordance with the Commercial Mediation Rules ("Mediation Rules") of the American Arbitration Association ("AAA") before a mediator to be agreed upon by the Disputing Members. If no mediator has been agreed upon within 20 days of receipt by a Disputing Member of a Mediation Request, then any Disputing Member may request that the AAA appoint a mediator in accordance with the Mediation Rules. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Disputing Members during such mediation shall be admissible for any purpose in any subsequent proceedings. If the Dispute has not been resolved within thirty (30) days of the appointment of a Mediator or within sixty (60) days of receipt by a Disputing Member or Disputing Members of a Mediation Request (whichever occurs sooner) then, on the demand of any Disputing Member, the Dispute shall be referred to arbitration in accordance with Paragraph 9.9.3 herein.

          9.9.3    Arbitration.    Any Dispute not timely resolved in accordance with Paragraphs 9.9.1 and 9.9.2 shall, on the receipt of an arbitration demand, be finally and exclusively resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (the "Rules"), then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in the State of Delaware. There shall be one neutral arbitrator appointed by agreement of the Disputing Members within thirty (30) days of receipt by respondent of the demand for arbitration. If such arbitrator is not appointed within the time limit provided herein, on the request of any Disputing Member such arbitrator shall be appointed by the American Arbitration Association by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. By agreeing to arbitration, the Disputing Members do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Disputing Members to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Disputing Member to respect the arbitral tribunal's orders to that effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. In arriving at a decision, the arbitrator shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as designated in Paragraph 9.9. The arbitrator is not empowered to award damages in excess of compensatory damages, and each Disputing Member hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall provide that the fees and expenses of the arbitration (including the fees of the AAA, the fees and expenses of the arbitrators and the reasonable attorneys' fees of the prevailing Disputing Member) shall be paid by the non-prevailing Disputing Member. The award, which shall be in writing and shall state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Disputing Members and shall be the sole and exclusive remedy between the Disputing Members regarding any claims, counterclaims, issues or accountings presented to the arbitral tribunal. Judgment upon any award may be entered in any court of competent jurisdiction.

        9.10    Governing Law.    This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

        9.11    Construction.    This Agreement shall be construed as if all parties prepared it.

        9.12    Captions—Pronouns.    Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

        9.13    Binding Effect.    Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

        9.14    Severability.    In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

        9.15    Confidentiality.    Each Party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than its members, partners, affiliates, employees or agents who have a need to know the contents of such information in connection with its investment in the Company), without the written consent of the Managers. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided that, prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed.

        9.16    UCC Article 8.    The Company hereby elects that all Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware. This provision shall not be amended without the consent of all of the Members.

        9.17    Counterparts.    This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:
ZUMIEZ HOLDINGS LLC
By:	/s/ RICHARD M. BROOKS Richard M. Brooks Manager
MEMBERS:
BRENTWOOD-ZUMIEZ INVESTORS, LLC
By:	Brentwood Associates Private Equity III, LLC its Manager
By:	Brentwood Private Equity III, LLC its General Partner
By:	/s/ THOMAS E. DAVIN Thomas E. Davin
/s/ THOMAS D. CAMPION THOMAS D. CAMPION
/s/ RICHARD M. BROOKS RICHARD M. BROOKS
/s/ JOHN G. HAAKENSON JOHN G. HAAKENSON

S-1

EXHIBIT "A"

A-1

EXHIBIT A

Member Name	Member Address	Cash Contribution	Gross Asset Value of Contributed Property	Less: Cash Distribution	Net Agreed Value of Contributed Property	Percentage Interest in Zumiez LLC
Brentwood-Zumiez Investors, LLC	11150 Santa Monica Blvd. Suite 1200 Los Angeles, CA 90025	$25,270,950.67			$25,270,950.67	43.25%
Thomas D. Campion	3123 153rd Avenue S.E. Snohomish, WA 92890		$33,050,389.76	$(13,414,765.57)	$19,635,624.19	35.12%
Richard M. Brooks	6130 N.E. 152nd Street Kenmore, WA 98028		$12,091,601.91		$12,091,601.91	21.63%
John O. Haakenson	801 12th Avenue N. Edmonds, WA 98020		$3,691,289.46	$(3,691,289.46)	$0.00	0.00%

		$25,270,950.67	$48,833,281.13	$(17,106,055.03)	$56,998,176.77	100.00%

EXHIBIT "B"

Member Name	Percentage	Maximum Additional Distribution
Thomas D. Campion	81.30%	$5,000,000.00
Richard M. Brooks	3.43%	$210,949.48
John G. Haakenson	15.27%	$939,001.27

	100.00%	$6,149,950.75

B-1

EXHIBIT "C"

Name	Cash	Shares
Thomas D. Campion	$13,414,765.57	9,950.35
John G. Haakenson	$3,691,289.46	2,738.00

C-1

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  Exhibit 10.10
TABLE OF CONTENTS
LIMITED LIABILITY COMPANY AGREEMENT OF ZUMIEZ HOLDINGS LLC
RECITALS
AGREEMENT
ARTICLE 1 ORGANIZATIONAL MATTERS
ARTICLE 2 DEFINITIONS
ARTICLE 3 CAPITAL; CAPITAL ACCOUNTS; MEMBERS; REPRESENTATIONS
ARTICLE 4 DISTRIBUTIONS
ARTICLE 5 ALLOCATIONS OF NET PROFITS AND NET LOSSES
ARTICLE 6 OPERATIONS
ARTICLE 7 INTERESTS AND TRANSFERS OF INTERESTS
ARTICLE 8 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY
ARTICLE 9 MISCELLANEOUS
EXHIBIT "A"
EXHIBIT A
EXHIBIT "B"
EXHIBIT "C"